Exhibit 10.4

NOTE AMENDMENT AGREEMENT

THIS NOTE AMENDMENT AGREEMENT (this “Agreement”) is entered into and made effective as of May 2, 2025, by and between CleanCore Solutions, Inc., a Nevada corporation (the “Company”), and Clayton Adams (the “Holder”).

RECITALS

WHEREAS, on January 27, 2025, the Company issued to the Holder a 20% Original Issue Discount Promissory Note in the principal amount of $290,241.25 (the “Note”).

WHEREAS, the Company and the Holder desire to enter into this Agreement in order to change the maturity date of the Note.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder desire to amend the Note as set forth below:

1. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Note.

2. Amendment to Note. The last sentence of the introductory paragraph of the Note is hereby amended and restated in its entirety to read as follows: “All unpaid interest and principal shall be due and payable within sixty (60) days of written demand from the Holder (such date, the ‘Maturity Date’).”

3. Note in Full Force and Effect as Amended. Except as specifically amended hereby, the Note shall remain in full force and effect. Except as expressly set forth herein, this Agreement shall not be deemed to be a waiver, amendment or modification of any provisions of the Note or any right, power or remedy of the Holder, nor constitute a waiver of any provision of the Note, or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder. The parties hereto agree to be bound by the terms and conditions of the Note as amended by this Agreement, as though such terms and conditions were set forth herein. Each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Note as amended by this Agreement. All references to the Note shall be deemed to mean the Note as modified hereby.

4. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

5. Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, including any future holder of the Note.

6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nebraska without regard to the conflict of laws principles.

7. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

CleanCore Solutions, Inc.

By:	/s/ David Enholm
Name: David Enholm
Title: Chief Financial Officer

/s/ Clayton Adams
Clayton Adams